Exhibit 99.2

January 16, 2015

Re: Rancon Realty Fund V, L.P., December 31, 2014, Estimated Unit Value

Dear Custodian and Pension Plan Trustee:

In response to requests from custodians and pension plan trustees, the General Partners are providing an estimate of the unit value of the outstanding limited partnership interests in Rancon Fund V, L.P., a California limited partnership (the “Fund”), as of December 31, 2014. The General Partners’ valuation was calculated using the assumptions set forth below:

Real estate properties*	$811.08
Mortgage debt	(576.21)
Other assets	54.81
Estimated value per unit**	$289.68

* Includes estimated dissolution expenses and loan prepayment costs.

** Based on 83,898 units issued and outstanding.

In light of the Limited Partners’ vote to authorize the liquidation of the Fund’s real property assets last year, the General Partners used a different valuation method than was used in past years. As a part of the liquidation process, the General Partners have had access to real estate broker opinions of value, offers to purchase from third party buyers, and in some cases, signed purchase and sale agreements. Given the availability of this information, the General Partners relied on those valuations in preparing the estimates, rather than using the discounted cash flow analysis that has been used in the past. Because the Fund also now has projected sales dates, another significant change in valuation methodology involves the inclusion of estimated loan prepayment costs and expenses that were not included in prior years’ valuations, as well as estimated expenses of dissolving the Fund.

While we believe that these underlying property valuations are reasonable, a change in actual sales pricing would impact the valuation of the units. For example, assuming all other factors remain unchanged, an increase in sales pricing of 5% from the estimated values used by the General Partners would yield an increase in the unit valuation of approximately $41.92. Similarly, assuming all other factors remain unchanged, a decrease in sales pricing of 5% from the values used by the General Partners would result in a decrease in the estimated unit value of approximately $41.92.

As with any valuation methodology, the assumptions, estimates and judgments underlying the valuation described herein may not be accurate. Actual facts and developments may turn out to be different than those assumed and result in materially lower proceeds from the Fund’s properties than estimated by the General Partners. Moreover, the estimated value per unit as determined by the General Partners is not a representation, warranty or guarantee that:

261 Boeing Court

Livermore, California 94551

925.241.7143 Fax 925.371.0167

Toll-free 888.909.7774

•	a Limited Partner would be able to realize the estimated value per unit if such holder attempts to sell his or her units. Actual sales transactions in the secondary market have historically been priced well below the General Partners’ estimates.
•	a Limited Partner would ultimately realize distributions per unit equal to the estimated value per unit upon liquidation of our assets and settlement of our liabilities.
•	the methodologies used to estimate our value per unit meet the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code.

This valuation was prepared by the General Partners without the use of any actual formal third-party appraisals, nor was this valuation and the methodology employed to value the units verified or reviewed by any third-party advisor, including the Fund’s auditors.

Note: Certain statements contained in this letter may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, in particular, statements about future performance and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Readers are referred to the risk factors disclosed under Item 1A of Part I in the Fund’s December 31, 2013 Annual Report on Form 10-K and under the caption “Risk Factors” in our Proxy Consent Solicitation Statement dated April 21, 2014. Forward-looking statements are not intended to be a guaranty of the Fund’s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “possible,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Neither the Fund nor the General Partners make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. Actual results could differ materially from any forward-looking statements contained in this letter. This letter is neither an offer of nor a solicitation to purchase securities.

Sincerely,

Daniel L. Stephenson, General Partner

Rancon Financial Corporation, General Partner

Rancon Realty Fund V,

a California limited partnership